UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2013

M/A-COM Technology Solutions Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35451	27-0306875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Chelmsford Street Lowell, Massachusetts		01851
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 656-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Conrad Gagnon

On December 14, 2013, M/A-COM Technology Solutions Holdings, Inc. (the “Company”) and its subsidiary, M/A-COM Technology Solutions Inc., entered into a Transition Agreement with Conrad Gagnon (the “Transition Agreement”), pursuant to which Mr. Gagnon resigned as Senior Vice President and Chief Financial Officer of the Company, effective as of January 2, 2014, and will remain employed with the Company in order to assist in the transition of his duties through April 1, 2014, or such earlier date that the Company elects to terminate this employment relationship (the “Termination Date”). Pursuant to the Transition Agreement, among other things, Mr. Gagnon will be entitled to (i) severance pay for twelve months following the Termination Date, (ii) a pro rated bonus under the Company’s cash incentive plan for the first half of fiscal year 2014, (iii) reimbursement of premiums for COBRA health benefits for up to twelve months following the Termination Date, and (iv) acceleration of vesting of 39,119 restricted stock units.

The foregoing summary of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Transition Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Appointment of Robert McMullan

Effective January 2, 2014, Robert McMullan was appointed as Senior Vice President and Chief Financial Officer of the Company.

Prior to joining the Company, Mr. McMullan, 59, was founder and Chief Executive Officer of Sands Point Associates, LLC, an M&A advisory, fund raising and operations consulting company, since January 2011. From December 2010 to August 2011, he served as Chief Executive Officer of FA Holding, Inc., holding company of First Allied Securities, Inc., a full-service independent broker/dealer. From May 2010 to November 2010, Mr. McMullan served as Chief Financial Officer and Chief Operating Officer of Partsearch Technologies, Inc., an ecommerce electronics replacement parts company. From June 2005 to September 2009, Mr. McMullan was Chief Executive Officer of Control Point Solutions, Inc. (which was acquired by HCL Technologies, Ltd. in September 2008), a provider of voice, data and wireless telecommunications expense management services. Prior to joining Control Point Solutions, Inc., Mr. McMullan served as Chief Financial Officer of various public companies, including Conexant Systems, Inc., GlobespanVirata, Inc. and The BISYS Group, Inc.

The Company entered into an offer letter of employment dated December 11, 2013 with Mr. McMullan (the “Offer Letter”). The Offer Letter provides that Mr. McMullan will receive an annual base salary of $310,000. Mr. McMullan will also be eligible to participate in the Company’s bonus plan based on achievement of Company and/or individual performance targets determined by the Board of Directors, with a target bonus of 50% of his annual base salary with a possible maximum payout of up to 100% of his annual base salary. He will also be entitled to participate in all employee benefit plans and programs generally available to the Company’s executives. He is also entitled to receive relocation benefits from the Company of up to $200,000.

Upon commencement of employment with the Company, Mr. McMullan will be granted a restricted stock unit award under the Company’s 2012 Omnibus Incentive Plan with a grant date aggregate dollar value of approximately $560,000. The restricted stock unit award is subject to vesting restrictions lapsing in various annual increments through 2017 subject to Mr. McMullan’s continued employment with the Company through each vesting date.

The foregoing summary of the Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Transition Agreement, dated December 14, 2013, among Conrad Gagnon, M/A-COM Technology Solutions Holdings, Inc. and M/A-COM Technology Solutions Inc.

10.2	Offer of Employment to Robert McMullan, dated December 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

Dated: December 16, 2013	By:	/s/ John Croteau
John Croteau
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement, dated December 14, 2013, among Conrad Gagnon, M/A-COM Technology Solutions Holdings, Inc. and M/A-COM Technology Solutions Inc.

10.2	Offer of Employment to Robert McMullan, dated December 11, 2013.